Exhibit 99.1

James E. Cecchi	Stephen A. Weiss
Lindsey H. Taylor	Christopher A. Seeger
CARELLA, BYRNE, BAIN, GILFILLAN,	SEEGER WEISS LLP
CECCHI, STEWART & OLSTEIN, P.C.	One William Street
5 Becker Farm Rd	New York, New York 10004
Roseland, New Jersey 07068	(212) 584-0700
(973) 994-1700	Interim Liaison Counsel
Interim Class Counsel

Marc I. Gross
Jay W. Eisenhofer	H. Adam Prussin
Keith Fleischman	POMERANTZ HAUDEK BLOCK
GRANT & EISENHOFER P.A.	GROSSMAN & GROSS LLP
485 Lexington Avenue	100 Park Avenue
New York, New York 10017	New York, New York 10017
(646) 722-8500	(212) 661-1100
Interim Class Counsel
UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

In re: SCHERING-PLOUGH/MERCK MERGER LITIGATION

All Actions

Civil Action No. 09-1099(DMC)
    CONSOLIDATED CLASS ACTION
    COMPLAINT AND DEMAND FOR
JURY TRIAL

     Plaintiff, City of Edinburgh Council as Administering Authority for the Lothian Pension Fund, by their attorneys, for its complaint against defendants, makes the following allegations upon personal knowledge as to itself related to Plaintiff and Plaintiff’s actions, and upon information and belief based, inter alia, upon the investigation of counsel which included a review of public filings made with the U.S. Securities and Exchange Commission (“SEC”), press releases, and financial analyst reports as to all other allegations herein. Plaintiff believes that further evidentiary support will exist for the allegations set forth below after reasonable opportunity for discovery.

NATURE OF THE ACTION
     1. This is a shareholder class action brought on behalf of the public shareholders of Schering-Plough Corp. (“Schering-Plough” “Schering” or the “Company”), other than defendants and their affiliates (the “Class”) against Schering, the directors (the “Board” the “Directors” or “Individual Defendants”) and/or officers of Schering-Plough to enjoin and/or seek damages resulting from certain actions of defendants related to the proposed acquisition by Merck & Co., Inc. (“Merck”) of all of the outstanding publicly owned shares of Schering common stock.
     2. This action arises out of an unlawful plan and scheme to acquire 100% ownership of Schering-Plough by Merck for grossly inadequate consideration and in breach of Schering Directors’ fiduciary duties (the “Proposed Transaction”). The Schering Directors breached their fiduciary duties of loyalty, good faith and due care and acted contrary to their fiduciary duties to seek to maximize shareholder value when they agreed to the Proposed Transaction. Plaintiff alleges that it and the other public shareholders of Schering-Plough are entitled to enjoin the Proposed Transaction or, alternatively, to rescind the transaction and/or recover damages in the event that the transaction is consummated.
     3. On March 9, 2009, Schering-Plough announced that Merck would acquire Schering-Plough in a combined stock and cash transaction with Schering-Plough shareholders receiving $10.50 in cash and 0.5767 shares of Merck for each share of Schering-Plough in a deal valued at approximately $41.1 billion.
     4. The Proposed Transaction severely undervalues Schering-Plough in light of its current products, product pipeline and projected growth in sales and earnings. Indeed, in recent years, Schering has experienced extraordinary growth in its prescription drug sales and is currently engaged in late-stage development of a host of promising therapeutics. Schering’s strong footing as an industry leader is enhanced through its partnerships and a drug portfolio that boasts multiple $1 billion-plus per year drugs.
     5. The Proposed Transaction calls for Schering shareholders to receive inadequate consideration for the Company that fails to account for synergies and benefits that Merck will receive in the deal. In addition, Company Directors agreed to strategically time the merger announcement in advance of a positive news release on Schering’s anti-blood clotting drug. This decision by the Schering Board caused more than $10 billion in equity, rightfully belonging to Company shareholders, to pass directly to Merck and its shareholders. Consequently, Schering Directors breached their fiduciary duties by failing to properly value the Company and conferring an improper benefit on Merck’s shareholders.
     6. Apart from agreeing to the patently unfair financial terms, the Directors violated their obligations to Shareholders by agreeing to a host of punitive deal-protection measures that only benefit Merck and guarantee that Schering-Plough shareholders do not receive adequate consideration for their Company. Among these deal-protection measures are: 1) a severe termination fee of up to $1.25 billion if Schering withdrew from the deal or found a superior suitor; 2) a “no-shop” clause that forbids the Company from seeking alternative offers or entertaining proposals; 3) a “matching rights” provision that allows Merck extended time to counter superior offers; and 4) a provision that limits Merck’s potential recovery in the event Merck fails to consummate the transaction.
     7. These onerous deal-protection provisions make the Proposed Transaction a foregone conclusion since they have the effect of preventing Schering from soliciting other suitors, and other companies are dissuaded from submitting alternative proposals. Consequently, these provisions preclude the Company Directors from satisfying their fiduciary duties to shareholders.
     8. Worse still, Merck is an incompatible merger partner for Schering. Merck’s position in the industry has been diminished by a host of issues, including patent expirations, a recent FDA rejection of highly anticipated cholesterol drug, and stiffening competition from generic drug makers. Ultimately, as the Proposed Transaction is slated to result in existing Merck shareholders having 68% ownership of the combined entity, with Schering shareholders having the remaining 32% stake, Schering shareholders will receive a subordinated interest in a combined entity that is burdened by Merck’s current and future economic troubles.
     9. Accordingly, Plaintiff seeks injunctive relief and damages to remedy this unlawful merger.
JURISDICTION AND VENUE
     10. This Court has jurisdiction over this action pursuant to 28 U.S.C. § 1332(a) because this is an action between citizens of different States and the amount in controversy, including the request for injunctive and/or declaratory relief, exceeds $75,000 exclusive of interest and costs.
     11. Venue is proper in this District pursuant to 28 U.S.C. §§ 1391(b) and 1391(c). Schering-Plough’s corporate headquarters and principal place of business is located in this District. Many of the acts giving rise to the violations complained of herein occurred and/or had their primary effects in this District.
PARTIES
     12. Plaintiff City of Edinburgh Council as Administering Authority for the Lothian Pension Fund (“Lothian”) is the owner of approximately 466,155 shares of Schering-Plough common stock, and has been the owner of Schering-Plough common stock continuously since prior to the wrongs complained of herein. Lothian is a pension fund operating under the laws of Scotland, U.K.
     13. Defendant Schering-Plough (NYSE: SGP), founded in 1928, is a New Jersey corporation with its principal executive offices located at 2000 Galloping Hill Road, Kenilworth, New Jersey, 07033-4000. Schering-Plough is a global leader in the research, development, manufacturing, marketing and sales of prescription pharmaceuticals and health care products worldwide.
     14. Defendant Hans W. Becherer (“Becherer”), a citizen of New Jersey, is and has been a director of Schering-Plough since 1989. According to Schering-Plough’s Annual Proxy Statement, filed with the SEC on Form DEF 14A on April 23, 2008 (the “2008 Proxy”), Becherer is a member of the Company’s Nominating & Corporate Governance Committee, the Audit Committee, and serves as Chair of the Company’s Compensation Committee. In addition, Becherer is a member of the Company’s Executive Committee. Becherer is a retired Chairman, Chief Executive Officer and Chief Operating Officer of Deere & Company.
     15. Defendant Thomas J. Colligan (“Colligan”), a citizen of Pennsylvania, is and has been a director of Schering-Plough since 2005. According to the 2008 Proxy, Colligan is a member of the Company’s Finance Committee and serves as Chair of the Company’s Audit Committee. In addition, Colligan is a member of the Company’s Executive Committee. Colligan is the Vice Dean of Executive Education, The Wharton School of the University of Pennsylvania since August 2007 and is a retired Vice Chairman of PricewaterhouseCoopers, LLP from which he retired in 2004.
     16. Defendant Fred Hassan (“Hasan”), a citizen of New Jersey, is and has been a director of Schering-Plough since 2003. Hassan has served as Schering-Plough’s Chairman of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) since 2003. Hassan also chairs the Company’s Executive Committee. Hassan was Chairman of the Board and Chief Executive Officer of Pharmacia Corporation from February 2001 until April 2003, President and Chief Executive Officer of Pharmacia from March 2000 to February 2001, and President and Chief Executive Officer of Pharmacia & Upjohn, Inc. from May 1997 until March 2000.
     17. Defendant C. Robert Kidder (“Kidder”), a citizen of Ohio, is and has been a director of Schering-Plough since 2005. According to the 2008 Proxy, Kidder is a member of the Company’s Finance Committee and its Compensation Committee. Kidder has served as Chairman and Chief Executive Officer of 3Stone Advisors LLC (a private investment firm) since August 2006.
     18. Defendant Eugene R. McGrath (“McGrath”), a citizen of New York, is and has been a director of Schering-Plough since 2000. According to the 2008 Proxy, McGrath is a member of the Company’s Business Practices Oversight Committee, as well as its Audit Committee, and its Science & Technology Committee. McGrath is a retired Chairman, President and Chief Executive Officer and current Director of Consolidated Edison, Inc.
     19. Defendant Carl E. Mundy, Jr. (“Mundy”), a citizen of Virginia, is and has been a director of Schering-Plough since 1995. According to the 2008 Proxy, Mundy is a member of the Company’s Finance Committee, its Business Practices Oversight Committee, and its Nominating & Corporate Governance Committee. Mundy is a retired General, Former Commandant of the Marine Corps.
     20. Defendant Antonio M. Perez (“Perez”), a citizen of New York, is and has been a director of Schering-Plough since 2007. According to the 2008 Proxy, Perez is a member of the

Company’s Nominating & Corporate Governance Committee. Perez is Chairman of the Board and Chief Executive Officer of Eastman Kodak Company.
     21. Defendant Patricia F. Russo (“Russo”), a citizen of New York, is and has been a director of Schering-Plough since 1995. According to the 2008 Proxy, Russo is a member of the Company’s Compensation Committee and serves as Chair of the Company’s Nominating & Corporate Governance Committee. In addition, according to the Company’s website, Russo is a member of the Company’s Executive Committee. Russo is and has been serving as Chief Executive Officer and Director of Alcatel-Lucent, a communications company, since December 2006.
     22. Defendant Jack L. Stahl (“Stahl”), a citizen of New York, is and has been a director of Schering-Plough since 2007. According to 2008 Proxy, Stahl is a member of the Company’s Finance Committee and its Compensation Committee. Stahl is a retired President and Chief Executive Officer of Revlon, Inc.
     23. Defendant Craig B. Thompson (“Thompson”), a citizen of Pennsylvania, is and has been a director of Schering-Plough since 2008. According to the 2008 Proxy, Thompson is a member of the Company’s Science & Technology Committee. Thompson is Director of the Abramson Cancer Center and Professor of Medicine at the University of Pennsylvania School of Medicine.
     24. Defendant Kathryn C. Turner (“Turner”), a citizen of Virginia, is and has been a director of Schering-Plough since 2001. According to the 2008 Proxy, Turner is a member of the Company’s Nominating & Corporate Governance Committee, its Business Practices Oversight Committee, its Finance Committee, and its Science & Technology Committee. Turner is and has

served as Chairperson, Chief Executive Officer and President of Standard Technology, Inc. (a management and technology solutions firm) since 1985.
     25. Defendant Arthur F. Weinbach (“Weinbach”), a citizen of New Jersey, is and has been a director of Schering-Plough since 1999. According to the 2008 Proxy, Weinbach is Chair of the Company’s Finance Committee and a member of the Company’s Compensation Committee. Weinbach serves Executive Chairman and Chairman of the Board of Broadridge Financial Solutions, Inc. (a financial services company).
     26. The individual defendants identified above in paragraphs 14 to 25 are collectively referred to herein as the “Individual Defendants,” the “Board” or “Directors.” As officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with Plaintiff and the Class, and owe Plaintiff and Schering-Plough’s other shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.
     27. The Individual Defendants have, and at all relevant times had, the power to control and influence, and did control and influence and cause Schering-Plough to engage in the practices complained of herein. Each Individual Defendant owed and owes Schering-Plough and its shareholders fiduciary obligations and were and are required to: (a) exercise their best judgment and use their ability to control and manage Schering-Plough in a fair, just and equitable manner; (b) act in a prudent manner and in furtherance of the best interests of Schering-Plough and its shareholders; (c) act to maximize shareholder value in connection with a change of ownership and control; (d) govern Schering-Plough in such a manner as to heed the expressed views of its public shareholders; (e) refrain from abusing their positions of control; and (f) not to favor their own interests at the expense of Schering-Plough and its shareholders. The Individual

Defendants are acting in concert with one another in violation of their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.
     28. Each defendant herein is sued individually as a primary wrongdoer and as a conspirator and aider and abettor, arising (in the case of the Individual Defendants) from his/her capacity as an officer and/or director of the Company, or as a joint tortfeasor, and the liability of each arises from the fact that the defendants have each engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.
CLASS ACTION ALLEGATIONS
     29. Plaintiff brings this action on his own behalf and as a class action, pursuant to Fed. R. Civ. P. 23, on behalf of all shareholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors-in-interest, who are being threatened or will be harmed by injury arising from defendants’ actions as more fully described herein (the “Class”).
     30. This action is properly maintainable as a class action.
     31. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.
     32. Plaintiff is an adequate representative of the Class and has retained competent counsel experienced in litigation of this nature who will fairly and adequately protect the interests of the Class.
     33. The Class is so numerous that joinder of all members is impracticable. As of January 31 2009, there were in excess of 1.6 billion shares of Schering-Plough common stock outstanding, believed to be held by thousands of Schering-Plough shareholders who are members of the Class. The actual number of shareholders will be obtained through discovery. Damages suffered by Plaintiff and individual members of the Class may be small, making it overly burdensome and expensive for individual members of the Class to pursue claims on their own.
     34. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
(a)	whether Defendants breached their fiduciary and other common law duties owed by them to Plaintiff and other members of the Class in connection with the Proposed Transaction;

(b)	whether the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the Class in connection with the Proposed Transaction;

(c)	whether defendants are pursuing a scheme and course of business designed to unjustly enrich themselves at the expense of and to the detriment of the public shareholders of Schering-Plough;

(d)	whether Plaintiff and the Class have been provided with all material information to determine whether to vote in favor of the Proposed Transaction;

(e)	whether the Proposed Transaction is adequate and/or coercive;

(f)	whether defendants improperly impeded or erected barriers to discourage competing offers for the Company or its assets; and

(g)	whether the Class would suffered irreparable injury were the Proposed Transaction consummated and whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.
     35. Defendants have acted in a manner which affects Plaintiff and all members of the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.
     36. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the

Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.
SUBSTANTIVE ALLEGATIONS
     37. Schering-Plough is a worldwide leader in the pharmaceutical industry, focusing on the discovery, development, manufacture and marketing of medical therapies and treatments. With 50,000 employees in more than 120 countries, the Company’s key therapeutics include treatments for cardiovascular, respiratory, and inflammatory diseases, major consumer brands, such as Coppertone sunscreen, and a profitable animal health business.
     38. Over the past several years, Schering-Plough has achieved strong financial results, including more than doubling its net adjusted sales from $8.9 billion in 2004 to nearly $21 billion in 2008. In 2008, Schering had five products with more than $1 billion in sales.
     39. Schering’s future prospects are equally strong. Its Research and Development (“R&D”) pipeline boasts twelve key products in late-stage development and more than thirty (30) therapeutics in clinical trials or under regulatory review. As a result of its success, the Company’s performance has drawn acclaim from investors and industry analysts.
     40. Merck is a global research-driven pharmaceutical company that in recent years has suffered various setbacks that have diminished its stature in the industry. In 2004, Merck was forced to withdraw its $2.5 billion per year blockbuster pain-killer, Vioxx, due to concerns about stroke and heart attack risks. More recently, Merck’s highly-anticipated cholesterol drug, Tredpative, was rejected by the FDA. Furthermore, Merck’s future prospects are equally grim due to imminent patent expirations on its hypertension drugs Cozaar and Hyzaar, which in 2008 had combined sales of nearly $3.6 billion. In 2012, the patent on its $4 billion-a-year asthma drug, Singulair, is set to expire.
     41. Additionally, less than one month before the announcement of the proposed merger, on February 23, 2009, the Wall Street Journal reported that the Merck had fired “750 U.S. sales representatives” with plans to layoff “7,200 positions company-wide” as part of a “cost-cutting program designed to offset sluggish sales growth.”
     A. The Merger Is Announced
     42. On March 9, 2009, Schering-Plough and Merck issued a joint press release announcing Merck’s proposed acquisition of Schering-Plough for cash and stock consideration valued at approximately $41.1 billion. The press release described the terms of the deal for Schering-Plough shareholders:
Merck & Co., Inc. (NYSE: MRK) and Schering-Plough Corporation (NYSE: SGP) today announced that their Boards of Directors have unanimously approved a definitive merger agreement under which Merck and Schering-Plough will combine, under the name Merck, in a stock and cash transaction. Under the terms of the agreement, Schering-Plough shareholders will receive 0.5767 shares and $10.50 in cash for each share of Schering-Plough. Each Merck share will automatically become a share of the combined company. Merck Chairman, President and Chief Executive Officer Richard T. Clark will lead the combined company.
     43. The press release further described Schering’s and Merck’s methodology for their valuation of the Company, and the relative ownership of Schering and Merck shareholders after consummation of the merger:
Based on the closing price of Merck stock on March 6, 2009, the consideration to be received by Schering-Plough shareholders is valued at $23.61 per share, or $41.1 billion in the aggregate. This price represents a premium to Schering-Plough shareholders of approximately 34 percent based on the closing price of Schering-Plough stock on March 6, 2009. The consideration also represents a premium of approximately 44 percent based on the average closing price of the two stocks over the last 30 trading days.

Upon closing of the transaction, Merck shareholders are expected to own approximately 68 percent of the combined company, and Schering-Plough shareholders are expected to own approximately 32 percent. Merck anticipates that the transaction will be modestly accretive to non-GAAP EPS1 in the first full year following completion and significantly accretive thereafter.
     44. Additionally, Merck Chairman, President and Chief Executive Officer Richard T. Clark, who will lead the combined company, stated:
We are creating a strong, global healthcare leader built for sustainable growth and success. The combined company will benefit from a formidable research and development pipeline, a significantly broader portfolio of medicines and an expanded presence in key international markets, particularly in high-growth emerging markets. The efficiencies we gain will allow us to invest in strategic opportunities, while creating meaningful value for shareholders.
We look forward to joining forces with an outstanding partner we know well and that shares our commitment to patients, employees and the communities where we work and live. Through their talent and dedication, Schering-Plough employees have built an industry leading R&D engine and late-stage pipeline that is complementary to our own. We are confident that, together, Merck and Schering-Plough will make a meaningful difference in the future of global healthcare.
B.	The Proposed Transaction Is A Boon To Merck But Grossly Unfair To Schering-Plough Shareholders
     45. Unquestionably, any company in Merck’s position would want to acquire Schering. As Catherine J. Arnold, Credit Suisse analyst, observed, “Schering-Plough is the best house in the neighborhood. Why wouldn’t you want to buy the most attractive house in the neighborhood?”
     46. Indeed, in light of Merck’s current situation, where it is facing losses of billions of dollars in revenue from expiring patents and an ailing product pipeline, Schering is an especially attractive acquisition candidate. As reported immediately after the announcement in Reuters News: “The deal gives Merck more breathing room . . . as it girds for patent expirations in 2012 on its $4 billion-a-year Singulair asthma drug and by next year for its Cozaar blood pressure treatment.” These observations were echoed by Steve Brozak, analyst for WBB Securities, in a

March 9, 2009 Associated Press Online article where he stated, “the deal is mainly about Merck buying revenue and buying earnings.”
     47. A March 9, 2009 BusinessWeek article, quoting Morningstar analyst Damien Conover, also notes the gaps that Schering-Plough’s product pipeline will fill in Merck’s business, stating:
Merck is getting Schering at a good price, and the merger should help Merck through challenging patent expirations over the next two years. Further, Schering’s strong pipeline fills some holes in Merck’s R&D efforts, which hit a major setback last year with the nonapproval of cardiovascular drug Tredaptive
     48. Therefore, in exchange for an industry-leading Company with a strong product franchise and tremendous future prospects, Schering-Plough shareholders will receive shares in an ailing company that will only diminish the existing value of Schering. As one analyst noted regarding Merck’s acquisition, “It’s a good short-term fix, but it unfortunately makes it more complicated for the long term.” In other words, the deal is an immediate positive for Merck, but the combined entity will suffer longer-term.
     49. In breach of their fiduciary duties, Schering Directors agreed to accept consideration for the Company that fails to adequately compensate shareholders for the synergies and benefits that Merck will receive when the deal closes. The Proposed Transaction undervalues Schering-Plough’s value in light of the Company’s current products, product pipeline and the Company’s projected growth in sales and earnings.
     50. Although Merck and the Individual Defendants have touted the Merger as providing Schering shareholders a premium of approximately 34% over the closing price of Schering-Plough shares on March 6, 2009 of $23.61 per share, the consideration is actually grossly inadequate and the purported premium a misleading illusion. As an initial matter, Schering’s current stock performance is not indicative of the true value of the Company, as the

Company’s current stock price merely reflects a general decline in the broader global markets. But more importantly, as discussed below, the publicly traded price of Schering-Plough stock on March 6, 2009 did not reflect the value that Schering reasonably could have expected through the anticipated sales and development of an anti-stroke medication about which Schering released the results of a hugely successful clinical trial on March 12, 2009.
     51. Securities and industry analysts have taken notice of this apparent shortchanging of Schering shareholders. In a March 9, 2009 Reuters News article, David Moskowitz, a Caris & Co. analyst, criticized the value of the transaction, stating, “The price seems way too low. I think it should be at least $12 billion to $15 billion higher, I don’t think investors will be happy until the price comes up to the high-$20’s or $30 (per share). They’ll get Schering’s allergy products, which can be sold alongside Merck’s Singulair asthma drug, and they’ll now own Vytorin and Zetia outright.”
     52. In addition to slighting shareholders with the merger consideration, upon completion of the transaction, Merck shareholders will have a subordinated interest in the combined entity. Specifically, Merck shareholders will have 68% interest in the combined entity and Schering-Plough shareholders will have a 32% interest. Thus, Schering shareholders’ stake in Schering would now be diluted into a minority interest in the new Merck even though the Merger is structured to leave Schering itself as the surviving entity.
C.	The Proposed Merger Deprives Schering-Plough Shareholders Of Billions Of Dollars Of Equity
     53. If there were any doubt that the Proposed Transaction shortchanges Schering-Plough shareholders, that doubt was quelled mere days after the March 9, 2009 announcement. Specifically, on March 12, 2009, Schering-Plough issued a press release revealing positive results of a Company-funded Phase II study of its thrombin receptor antagonist drug, SCH 530348, a drug designed to combat stroke in patients at risk of cardiovascular events:
Results of a Schering-Plough Corporation (NYSE: SGP) Phase II trial of SCH 530348, a novel oral thrombin receptor antagonist (TRA), were published today in The Lancet and demonstrated that the investigational antiplatelet compound met its primary endpoints of safety and tolerability. TRA showed no increase in major and minor Thrombolysis in Myocardial Infarction (TIMI)-scale bleeding when given with current standard antiplatelet therapy (aspirin and clopidogrel) for patients undergoing percutaneous coronary intervention (PCI), commonly known as balloon angioplasty with stenting.
“The results of this study are encouraging as they support the viability of TRA as a potential new antiplatelet therapy option,” said Richard Becker, MD, director of the Duke Cardiovascular Thrombosis Center and lead author of the study. “TRA appears to work in a novel way that is complementary to current antiplatelet therapies,” he further commented.
     54. Schering’s press release revealed that, not only had SCH 530348 met its primary goals in the study, but Schering’s drug reached its secondary goals as well:
Another important result from the Thrombin Receptor Antagonist Percutaneous Coronary Intervention (TRA-PCI) trial was the rate of thrombin-receptor agonist peptide (TRAP)-induced platelet aggregation inhibition, a secondary endpoint. Thrombin is the most potent platelet activator, which leads to platelet aggregation and the development of blood clots. In the study, TRA showed a much higher TRAP-induced platelet aggregation inhibition compared to standard of care alone in both loading and maintenance doses.
     55. Upon the announcement, the market instantly realized the potential value of the drug and its corresponding benefit to Merck, the company that, just days prior, had agreed to purchase Schering. Indeed, the following day, on March 13, 2009, Merck shares rose more than 12.6%, adding $6.4 billion in market capitalization to Merck stock. The Associated Press reported that “Shares of Merck and Co. surged Friday after Schering-Plough Corp., which it plans to acquire, reported positive trial results for an anti-clotting drug.”
     56. Industry analysts were similarly thrilled. The morning following the announcement, Tim Anderson, Bernstein Research analyst, predicted that SCH 530348 could grow to become a several billion dollar per year drug, and upgraded Merck shares to “Outperform” from “Market Perform,” noting that the Schering-Plough buyout strengthens Merck’s position in the coming years. Anderson also raised his price target for Merck to $30 per share, a 37% premium over Merck’s closing share price on the previous day. Additionally, ValuEngine, a stock valuation and forecasting service, upgraded Merck to a “5” rating, ValueEngine’s highest rating.
     57. Interestingly, Merck’s stock surged immediately prior to Schering’s positive news release, gaining more than 9.5%, a $4.4 billion increase in shareholder value, on March 12, 2009, the day of the announcement. Wall Street insiders were undoubtedly privy to this soon-to-be-released information and caused this spontaneous spike in Merck’s share price. As Dow Jones reported, on the day of and the day following the announcement, Merck “posted the biggest two-day percentage gain in their [sic] history” and “added more than $10.8 billion to Merck & Co.’s market capitalization.”
     58. Had the Company released the positive results of the SCH 530348 Phase II trial at any time prior to the Proposed Transaction’s announcement, the more than $10 billion in shareholder value would have inured directly to Schering shareholders through a rise in Schering share price. Instead, by allowing the announcement of the Proposed Transaction prior to Schering’s release of the positive trial results, it was Merck shareholders that received the benefit through an increase in Merck share price. These events establish that the purported 34% premium to be received by Company shareholders is illusory, since if the value of the drug been taken into account in the March 6 offer, it would not have represented a premium at all, but a discount of 2.7%.

     59. Insiders at Schering knew the results of the Company-sponsored trial, which ended in 2007, far in advance of the Proposed Transaction announcement. In addition, insiders at Merck, who analyzed every facet of the Company before agreeing to the terms of the deal, were aware of this information as well.
     60. In permitting the strategic timing of the Proposed Transaction announcement prior to the March 12, 2009 Company press release, the Individual Defendants abdicated their duties of loyalty and care to Company shareholders, and handed over billions of dollars in equity to Merck’s shareholders that rightfully belongs to Schering equity holders.
     61. Schering’s performance is also boosted by a greater than $2 billion dollar a year arthritis drug franchise through a joint venture with Johnson & Johnson. Under the Company’s agreement with Johnson & Johnson, Schering holds exclusive marketing rights for the blockbuster anti-inflammatory drug, Remicade, outside of the U.S. and Asia (the “Remicade Agreement”). Schering booked $2.1 billion in sales from the drug last year, and has forecasted another $2 billion in sales from the drug for 2009. Moreover, Schering’s current deal with Johnson & Johnson gives Schering marketing rights to another arthritis drug, golimumab, which Schering estimates will add another $1 billion in sales for 2010.
     62. The Remicade Agreement provides that if a change of control occurs at Schering, as that term is defined in the agreement, marketing rights for the drugs revert back to Johnson & Johnson. Johnson & Johnson has taken the position in an arbitration demand that the Proposed Transaction triggers the Remicade Agreement, thereby terminating Schering’s marketing rights. Merck and Schering dispute Johnson & Johnson’s claims.

D.	Company Executives Will Receive Over $132 Million In “Separation” Payments Simply For Agreeing To Sell The Company
     63. Although the Company structured the Proposed Transaction as a reverse merger, to avoid a change of control and corresponding forfeiture of marketing rights to Schering’s most successful pharmaceutical, the Proposed Transaction will result in more than $100 million in payments to Schering executives, including CEO Fred Hassan, who was instrumental in structuring the Proposed Transaction. In agreeing to these payments, the Individual Defendants have breached their fiduciary duties to Company shareholders.
     64. Further, because Schering’s stock price fell approximately 35% during 2008, Schering executives, including Hassan, lost tens of millions in compensation. By arranging for a sale of the Company, Mr. Hassan has not only replaced the compensation he and other executives lost, but he structured the transaction in such a manner that will net him tens of millions of dollars more than such executives otherwise could expect had Schering, in fact, remained a going concern.
     65. Schering’s compensation plans place a considerable amount of an executive’s equity-based compensation “at risk” and dependent on the Company achieving certain metrics, including specified performance in the Company’s stock price. In 2008, Schering’s stock fell approximately 35% and, as a result, the Company’s performance did not satisfy the metrics necessary to permit the award and vesting of certain equity compensation awards. As a result, the compensation awarded to Schering’s senior executives, including Defendant Hassan, decreased dramatically from 2007 to 2008. The following table identifies the compensation paid to Schering’s “named executive officers” in 2007 and 2008:

	Total 2007	Total 2008
Named Executive	Compensation	Compensation	Difference
Fred Hassan Chairman of the Board and Chief Executive Officer	$30,323,752	$12,903,389	$(17,420,363)
Robert J. Bertolini Executive Vice President and Chief Financial Officer	$8,209,310	$3,423,220	$(4,786,090)
Carrie S. Cox Executive Vice President and President, Global Pharmaceuticals	$9,818,300	$4,979,934	$(4,838,366)
Thomas P. Koestler, Ph.D. Executive Vice President and President, Schering-Plough Research Institute	$5,349,830	$6,064,805	$714,975
Thomas J. Sabatino, Jr. Executive Vice President and General Counsel	$6,506,315	$2,698,068	$(3,808,247)

TOTAL:	$60,207,507	$30,069,416	$(30,138,091)

     66. On the heels of these Schering executives losing over $30 million in compensation due to a collapsing stock price, Hassan and the rest the Individual Defendants structured a transaction that would more than make up for the difference, by triggering the Company’s obligation to pay these executives over $132 million just for agreeing to sell the Company and eliminate their positions.
     67. According to Schering’s Annual Proxy Statement, filed with the SEC on Form DEF 14A on April 27, 2009 (the “2009 Proxy”), “[p]ursuant to [the] respective employment agreements [between Schering and the named executives], each named executive is eligible to receive base salary, annual cash incentive awards if performance is met, participate in Schering-Plough’s other executive benefit and incentive plans, and to receive future equity grants under Schering’s Plough’s stock incentive plan.” Basically, these provisions, if triggered, would require Schering go pay, among other things, (1) a lump sum cash severance equal to three times his or her annual base salary plus the greater of his or her highest annual bonus paid in the previous three years or target annual incentive opportunity, (2) immediate vesting of any unvested stock options, and (3) enhanced pension benefits. Based on the closing price of Schering’s stock as of December 31, 2008, the value of these payments were estimated as follows:

	Triggering Event
	Termination		Termination
	Occurring Before		Occurring After
Named Executive	Change of Control	Change of Control	Change of Control
Fred Hassan Chairman of the Board and Chief Executive Officer	$34,539,796	$13,342,751	$51,399,546
Robert J. Bertolini Executive Vice President and Chief Financial Officer	$5,982,542	$3,536,942	$28,502,275
Carrie S. Cox Executive Vice President and President, Global Pharmaceuticals	$13,421,800	$4,377,169	$23,364,614
Thomas P. Koestler, Ph.D. Executive Vice President and President, Schering-Plough Research Institute	$6,379,323	$3,482,213	$16,618,481
Thomas J. Sabatino, Jr. Executive Vice President and General Counsel	$4,656,939	$2,419,537	$12,148,563

TOTAL:	$64,980,400	$27,158,612	$132,033,479
     68. Although the amounts in the foregoing table were calculated as of December 31, 2008, the prospect of such payments provided a powerful incentive to Hassan and others to sell Schering. Moreover, the five named executives will receive these payments, as the Joint Preliminary Proxy states the Company Board is required to “remove the persons who are officers of Schering-Plough immediately prior to the effective time of the Schering-Plough merger.” Thus, CEO Hassan and the other named executives stand to reap over $132 million for structuring the Proposed Transaction.

E.	The Merger Agreement Contains Oppressive Terms That Ensure Schering Shareholders Will Not Receive Adequate Consideration For The Company
     69. Apart from agreeing to a merger that drastically undervalues the Company, Schering Directors agreed to adopt various deal-protection measures that protect Merck’s interest in the transaction but prevent the Board from exercising its fiduciary duties to shareholders. Similarly, the unarguably punitive terms all but guarantee that shareholders will not receive fair compensation for their Company.
     70. To be sure, the merger agreement includes a grossly excessive termination fee of $1.25 billion should Schering-Plough terminate the Proposed Transaction. The termination fee applies regardless of whether Schering-Plough agrees to a superior offer from another suitor. Among other things, the termination fee has the obvious effect of discouraging potential merger partners from making higher competing offers for the Company.
     71. Schering-Plough is similarly restricted from entertaining alternative merger proposals through a “no-shop” provision in the merger agreement. Under the provision, the Company cannot entertain a potential offer that “could reasonably be expected to lead to” an “Acquisition Proposal,” which the agreement defines to include a third-party offer concerning any “sale, lease, license, or other disposition” of 15% or more of the consolidated assets, revenues, or net income” of Schering and its subsidiaries.
     72. Competing offers are a distinct possibility according to a March 12, 2009 BusinessWeek Online article that reported speculation that Johnson & Johnson may “try to muscle in on Merck’s (MRK) $41 billion bid to buy Schering-Plough (SGP).” In that article, Timothy Andersen, senior health-care analyst at investment bank Sanford C. Bernstein queried, “Could J&J come in and bid for Schering-Plough? The fit between the two companies is as good, if not better, than the fit between Schering and Merck.” Such competing and potentially superior proposals will be heavily and unfairly discouraged by the draconian termination fee and “no-shop” clause.
     73. Worse still, even if Schering were to receive a superior proposal, the merger agreement contains a “matching rights” provision that requires the Board to provide Merck with all terms of any competing bids, and allows Merck three business days to match the same. Thus, were Schering to find a better suitor that represents a superior fit for the company, it may still be forced to pair-up with Merck.
     74. In addition to servicing Merck and impeding Company Directors’ abilities to exercise their fiduciary duties, the rigid deal-protection terms also benefit certain of Schering’s Directors who stand to retain their positions at the combined entity. Specifically, the merger agreement provides that, after the Proposed Transaction is consummated, the Merck board will include three existing Schering-Plough Directors.
     75. Schering’s directors also inexplicably agreed to limit Schering-Plough’s potential recovery from Merck to $2.5 billion should Merck not effectuate the transaction. Additionally, if Merck fails to obtain the required financing, Merck would not be required to close the deal until the financing is available in full.
     76. Despite the undervaluing of Schering and the punitive deal-protection measures that favor Merck, the Proposed Transaction was unanimously approved by the Board in violation of their fiduciary duties to the Schering-Plough shareholders.
F.	The Joint Preliminary Proxy Is Materially Misleading And Fails To Disclose Material Information To Company Shareholders
     77. On May 20, 2009, Schering and Merck filed their Joint Preliminary Proxy Statement (“Joint Preliminary Proxy”) that purports to detail the process that led to the Company Board to agree to the Proposed Transaction. The Joint Preliminary Proxy, however, contains woefully inadequate disclosures that are incomplete and materially misleading and that leave Company shareholders with insufficient information to make an informed vote on the Proposed Transaction.
     78. By making representations to Company shareholders that fail to inform shareholders of material aspects of the Proposed Transaction, including the due diligence process that preceded its announcement, the Schering-Plough Directors breached their fundamental duties of disclosure to Company shareholders. The incomplete and materially misleading disclosures include the following.
     79. The Joint Preliminary Proxy states that “Schering-Plough . . . retained Goldman, Sachs & Co. as its financial advisor and requested that it analyze the financial prospects of the company, and the broader industry dynamics, in preparation for a potential proposal from Merck for a business combination of the two companies.” The foregoing statement is materially misleading and incomplete because it fails to disclose the amount and nature of compensation to be received by Goldman Sachs and how much of the compensation is contingent upon consummation of the Proposed Transaction.
     80. The Joint Preliminary Proxy, on pp. 41, states:
On December 10, 2008, the Schering-Plough board held a special meeting, with representatives of Goldman Sachs and Wachtell Lipton in attendance. At the meeting, the board discussed the company’s financial position and operational strategy and discussed the current economic and regulatory environment, as well as the overall industry landscape and trends in the industry. The Schering-Plough board discussed the prospects for Schering-Plough in light of these overall trends, and considered the circumstances under which a business combination with Merck, or other third parties, might be in the best interests of Schering-Plough’s shareholders. The board reiterated its conclusion from its annual comprehensive consideration of strategic direction: the prospects of Schering-Plough on a standalone basis were promising, even in light of the current environment, and Schering-Plough had the strength to build long-term shareholder value without a major strategic combination. The Schering-Plough board also discussed whether other companies in addition to Merck might contemplate a proposal for a business combination with Schering-Plough.
     The foregoing section of the Joint Preliminary Proxy is materially misleading and incomplete because it fails to disclose the specific “circumstances under which a business combination with Merck, or other third parties, might be in the best interests of Schering-Plough shareholders.” The section fails to disclose the relative costs and benefits of Schering-Plough continuing “on a standalone basis” versus as a combined entity. In addition, the Joint Preliminary Proxy fails to disclose the identities of “other companies in addition to Merck” that the Board believed might “contemplate a proposal for a business combination with Schering-Plough.”
     81. The Joint Preliminary Proxy, on pp. 50, states:
On January 7, 2009, representatives of Goldman Sachs and J.P. Morgan met to discuss Merck’s valuation of Schering-Plough. J.P. Morgan clarified details of the proposal and described the methodology and assumptions underlying the $21.50–$22.50 valuation, including, among other things, the estimates of the potential synergies and other benefits that might be available in a combination of Merck and Schering-Plough based on synergy levels achieved in precedent mergers in the pharmaceutical industry. Goldman Sachs noted that Merck’s estimate of potential synergies was low based on publicly available information. In the meeting, J.P. Morgan noted that Merck might have a basis to increase its views of valuation and potential synergies if Merck were provided with additional information relating to Schering-Plough’s early stage pipeline and key collaborations.
     The foregoing statement is incomplete and materially misleading because it does not disclose Goldman Sachs’ methodology for valuing Schering-Plough, the basis and methodology for Goldman Sachs noting “that Merck’s estimate of potential synergies was low based on publicly available information” and Goldman Sach’s then-current valuation of Schering-Plough. In addition, the preceding disclosure is incomplete and materially misleading because it does not state what specific additional information was requested by J.P Morgan on Schering-Plough’s

“early stage pipeline,” including the names of specific drugs in the pipeline, whether clinical trial data was requested on any specific drugs, including the thrombin receptor antagonist drug, SCH SCH 530348, whether information on specific drugs was provided to Goldman Sachs, J.P. Morgan or other advisers and whether the information was taken into account in then-current or later performed valuations.
     82. The Joint Preliminary Proxy, on pp. 50, states:
On January 9, 2009, the Schering-Plough board held a telephonic update, with representatives of Goldman Sachs and Wachtell Lipton participating. The board discussed the initial value indication from Merck with its senior management and financial advisors, and concluded that the indication was insufficient and not a basis to proceed with the diligence process that Mr. Clark had proposed.
     The foregoing statement is incomplete and materially misleading because it fails to disclose Schering-Plough’s and/or Goldman Sachs’ own valuations of Schering-Plough and what the Board considered a sufficient valuation of Schering that would have allowed the Board to proceed with “the diligence process that Mr. Clark had proposed.”
     83. The Joint Preliminary Proxy, on pp. 51, states:
Also during the January 9, 2009 Schering-Plough board update, Schering-Plough’s financial advisors noted that another company (“Company X”) potentially had the financial and operational capacity to complete a strategic transaction with Schering-Plough and that, other than Merck, Company X was, in their view, the entity most likely to be interested in and capable of completing a strategic transaction with Schering-Plough. The board determined that it would be appropriate to better understand Company X’s interest before making a determination as to Schering-Plough’s response to the approach by Merck. Accordingly, the board asked Mr. Hassan to contact Company X to understand the interest of Company X and to assess any such interest in light of the approach by Merck.
     The foregoing section of the Joint Preliminary Proxy is incomplete and materially misleading because it fails to disclose the identity of Company X and whether other companies were discussed that may or may not have had “the financial and operational capacity to complete a strategic transaction with Schering-Plough” and the identity of those other companies. In addition, the preceding paragraph fails to disclose whether the Board requested or suggested that Hassan contact any other companies, or whether any party contacted any such third parties on behalf of Schering.
     84. The Joint Preliminary Proxy, on pp. 52, states:
[O]n January 21, 2009, members of senior management of Schering-Plough met with members of senior management of Company X, including Mr. Hassan and the chief executive officer of Company X. At the meeting, Schering-Plough discussed information from publicly available sources regarding various aspects of its business, including information about Schering-Plough’s early stage pipeline. The information included a synthesis of information previously provided to industry analysts at various company events. At the conclusion of the meeting, the chief executive officer of Company X inquired as to the required timing for any proposal that Company X might present. Mr. Hassan responded that, in light of the motivated overture from the other company, Company X should act expeditiously.
The foregoing section of the Joint Preliminary Proxy is incomplete and materially misleading because it fails to disclose the information provided to Company X and the information discussed by management of Schering-Plough and Company X. In addition, the preceding paragraph does not disclose the specifics of Hassan’s directive that “Company X should act expeditiously,” including, but not limited to, any deadline placed by Hassan on Company X to provide a proposal, and whether Company X was provided with the details of Merck’s prior proposal to Schering.
     85. The Joint Preliminary Proxy, on pp. 52, states:
On January 23, 2009, Mr. Clark and Mr. Hassan met. Mr. Clark informed Mr. Hassan that the meetings over the prior week had been very helpful, both in terms of developing a better understanding of Schering-Plough and also to assist in Merck refining its views of valuation of the company and its assessment of the potential benefits of a business combination. Noting that there appeared to be a good fit between the two companies, Mr. Clark informed Mr. Hassan that Merck’s revised value indication was $24 per share of Schering-Plough common stock, an indication that was based on the additional information obtained during the meeting between J.P. Morgan and Goldman Sachs regarding valuation and underlying assumptions, but that did not necessarily fully reflect evaluation and analysis of the information obtained during the meeting regarding Schering-Plough’s early pipeline held on January 21. Mr. Clark noted that 50–60 percent of the proposed merger consideration would be comprised of common stock of the combined company, resulting in ownership by Schering-Plough shareholders of approximately 25–30 percent of the combined company. Mr. Clark also noted that if Schering-Plough provided the due diligence that Merck had requested, Merck might have a basis for increasing its view of the value of Schering-Plough.
Mr. Hassan responded that the revised value indication remained below the zone that would be of interest, but said that he would discuss the revised proposal with the Schering-Plough board. Mr. Clark indicated that Merck had a regularly scheduled board meeting on February 23, 2009, and said that he would be interested in having a clear understanding with Mr. Hassan as to the potential value of Schering-Plough in a combination with Merck before that time. Mr. Clark also requested a meeting between the two companies’ legal advisors to discuss the implications of a transaction for Schering-Plough’s key collaborations.
The foregoing statements are incomplete and materially misleading because they fail to disclose the “additional information obtained during the meeting between J.P. Morgan and Goldman Sachs regarding valuation and underlying assumptions.” In addition, the preceding section of the Joint Preliminary Proxy does include the names of the drugs in Schering’s product pipeline for which J.P. Morgan and/or Merck were provided information, including whether J.P. Morgan and/or individuals at Merck were provided information on Schering’s thrombin receptor antagonist drug, SCH 530348, and whether that information was taken into account in valuations performed by J.P. Morgan, Goldman Sachs, Morgan Stanley or any other advisers of either company. The section does not provide what the specific “due diligence” was that Merck suggested “as a basis for increasing its view of the value of Schering-Plough” and whether that due diligence was later performed. Lastly, these Joint Preliminary Proxy paragraphs do not reveal what the current valuation of Schering or “zone of interest” was according to Schering when Hassan stated to Merck that “the revised value indication remain[s] below the zone that would be of interest.”
     86. The Joint Preliminary Proxy, on pp. 52, states, “[o]n January 27, 2009, Schering-Plough engaged Morgan Stanley & Co. Incorporated as an additional financial advisor to assist in evaluating a potential transaction.” The statement is incomplete and materially misleading because it does not disclose the amount and nature of compensation to be received by Morgan Stanley and how much of the compensation is contingent upon consummation of the Proposed Transaction.
     87. The Joint Preliminary Proxy, on pp. 53, states:
On January 28, 2009, the Schering-Plough board held a telephonic update on recent developments with respect to discussions with Merck and with Company X. Representatives of both Goldman Sachs and Morgan Stanley, along with representatives of Wachtell Lipton, were present. Schering-Plough management expressed the view that Merck’s proposal did not fully value Schering-Plough and the benefits that would be derived from a business combination with Schering-Plough. The Schering-Plough board considered Merck’s request for full due diligence and its suggestion that such diligence could result in a higher value indication. After further discussion, however, the board determined not to approve full due diligence until Merck returned with a value indication that more appropriately reflected Schering-Plough’s view of the value of the company and of the benefits to be derived from a business combination.
The foregoing section of the Joint Preliminary Proxy is incomplete and materially misleading because it fails to disclose the “full[] value” of Merck according to the Board, Goldman Sachs and Morgan Stanley, and the details of the “value indication that more appropriately reflected Schering’s view of the value the company and of the benefits to be derived from a business combination” that the Board required from Merck.
     88. The Joint Preliminary Proxy, on pp. 53, states:
After further internal discussions, and in an effort to assist Merck in understanding the basis for Schering-Plough’s belief that Merck’s valuation of Schering-Plough should be increased, Schering-Plough determined to provide

Merck with limited due diligence information based on publicly available information. The companies scheduled a meeting for February 3, 2009. Two days prior to the meeting, representatives of J.P. Morgan contacted Goldman Sachs to understand what information was expected to be presented during the meeting and inquired as to whether outside counsel could have a meeting soon afterwards.
On February 3, 2009, members of senior management of Schering-Plough met with members of senior management of Merck to discuss various aspects of Schering-Plough’s and Merck’s businesses, including discussions regarding the basis for Schering-Plough’s view that Merck’s valuation of Schering-Plough needed to be increased and Merck’s belief that its common stock was currently undervalued.
The foregoing statement is incomplete and materially misleading because it fails to disclose the nature of the “limited due diligence information,” what information “was expected to be presented during the meeting,” and the price to which Schering management believed Merck’s valuation of Schering “needed to be increased.”
     89. The Joint Preliminary Proxy, on pp. 53, states, “[o]n February 5, 2009, Mr. Hassan received a call from the chief executive officer at Company X. The chief executive officer of Company X noted that his team had been working diligently on assessing the possibility for a business combination but had determined not to proceed with a proposal at that time.” The foregoing statement is incomplete and materially misleading because, among other things, it does not disclose Company X’s basis for not proceeding with a proposal and whether Hassan made any attempt to renew Company X’s interest or provide Company X with more time to consider a proposal.
     90. The Joint Preliminary Proxy, on pp. 54, states:
On February 16, 2009, representatives of J.P. Morgan called Goldman Sachs to discuss a follow-up meeting that had been scheduled for February 18, 2009 between the chief financial officers, which the companies’ respective financial advisors would also be attending. Goldman Sachs requested that J.P. Morgan discuss their pro forma estimates as well as their plans for financing the potential transaction. J.P. Morgan noted on that call that, should the companies decide to pursue a transaction, the target announcement date was envisioned to be the week of March 9, 2009.
     The foregoing statement is incomplete and materially misleading because it fails to disclose the reasons why the “target announcement date was envisioned to be the week of March 9, 2009” and whether there existed any strategic basis for that target announcement date.
     91. The Joint Preliminary Proxy, on pp. 54, states:
On February 19, 2009, Mr. Clark and Mr. Hassan met after the industry meeting in Washington D.C. At the meeting, Mr. Clark delivered a revised business combination proposal to Mr. Hassan in which Schering-Plough shareholders would receive merger consideration in the amount of $10.50 in cash and an amount of combined company common stock that, based on the share price of Merck common stock at the time, resulted in a nominal price in the mid to high $25 range in aggregate consideration per share of Schering-Plough common stock. The proposed stock component was to be based on the average share price of Merck common stock for the 30 days ending on the day before announcement. Based on the closing price per share of Schering-Plough common stock of $18.62 on February 18, 2009, the revised proposal reflected a premium over Schering-Plough’s stock price on that date in the range of 37% to 39%. Mr. Hassan thanked Mr. Clark for his proposal, but responded with the request for merger consideration for the Schering-Plough shareholders with a greater nominal price. If Merck could agree to merger consideration with an acceptable higher value, Mr. Hassan said that he would recommend a combination between the two companies to his board, although he emphasized that the transaction would need to be structured so that there was a high degree of certainty of closing and that the financing commitment would have to be solid. Mr. Clark indicated that Merck would consider whether it could agree to merger consideration with a nominal price of $26.25 per share of Schering-Plough. Assuming the board would authorize the increased consideration, Mr. Clark and Mr. Hassan agreed to commence due diligence and contract negotiations. Mr. Hassan noted that the Schering-Plough board would be meeting on February 27, 2009, and that of course any authorization to proceed would be subject to their approval at each stage.
The foregoing paragraph of the Joint Preliminary Proxy is materially misleading and incomplete because it fails to disclose what the “greater nominal price” requested by Hassan was, and whether the $26.25 share price suggested by the CEO of Merck met Hassan’s suggested price.

     92. The Joint Preliminary Proxy, on pp. 55-56, states:
The following day, February 27, 2009, the Schering-Plough board reconvened, along with its legal and financial advisors. Goldman Sachs and Morgan Stanley presented a financial analysis of the proposed transaction, and also reviewed each of the large multinational pharmaceutical companies and assessed their ability and willingness to complete a strategic transaction with Schering-Plough, and advised that Merck and Company X were the companies most likely to be interested in, and capable of completing, a business combination with Schering-Plough. Wachtell Lipton discussed the fiduciary duties of the directors and the current state of negotiations with respect to the merger agreement, describing in further detail the most significant issues raised in the initial draft of the merger agreement.
The foregoing paragraph of the Joint Preliminary Proxy is materially misleading and incomplete because it fails to disclose the details and methodology of the financial analysis presented by Goldman Sachs and Morgan Stanley, the identity of the “large multinational pharmaceutical companies” discussed, whether any of the companies were determined to have either the ability or willingness to complete a strategic transaction with Schering-Plough, and whether it was suggested that Schering consider a business combination with any of the other companies besides Merck and Company X.
     93. The Joint Preliminary Proxy, on pp. 56, states:
On March 3, 2009, representatives of Fried Frank and Wachtell Lipton held a conference call to discuss key outstanding issues. The attorneys noted that the parties were not far apart on many of the provisions in the merger agreement, but that key unresolved issues remained, most prominent of which was the financing provision. Fried Frank stated that the provision enabling Merck not to close the transaction in the event that financing was unavailable was fundamental to Merck, and that Merck would not in any event agree to bear the risk of a failure by banks to deliver the financing. Fried Frank noted that, while there was no flexibility on this provision, there would be room to negotiate with respect to the size the financing termination fee. Wachtell Lipton noted that the proposed financing termination fee of $1 billion was low relative to precedent transactions. Wachtell Lipton and Fried Frank also discussed the size of the general termination fee, with Wachtell Lipton noting that the proposed fee was high relative to precedent transactions. Fried Frank agreed to permit Schering-Plough to terminate the merger agreement to accept a superior alternative proposal, but reiterated that the size of the termination fee was still open.

The foregoing section of the Joint Preliminary Proxy is incomplete and materially misleading because it fails to disclose the provisions in the merger agreement upon which Merck and Schering were in disagreement and what Wachtell Lipton deemed reasonable financing and general termination fees based on “relative precedent transactions.”
     94. The Joint Preliminary Proxy, on pp. 58, states:
[T]he board discussed the proposed transaction, as well as the current strategic environment and Schering-Plough’s prospects as a standalone company. Following the discussion, the legal advisors and certain members of senior management rejoined the meeting. After further consideration by the board, and assuming satisfactory resolution of the financing provisions, including the size of the financing termination fee and director representation on the combined company, the board unanimously resolved that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of combined company stock in the transaction, were advisable, fair to and in the best interests of Schering-Plough shareholders. The board then unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, and recommended that Schering-Plough shareholders approve the merger agreement. The Schering-Plough board authorized the appropriate officers of Schering-Plough to finalize, execute and deliver the merger agreement and related documentation.
The foregoing section of the Joint Preliminary Proxy materially misleading and incomplete because it fails to disclose the relative benefits of Schering-Plough as a standalone company, and whether any Directors or advisers proposed Schering remain a standalone entity.
     95. In addition to the preceding inadequate and/or materially misleading disclosures, the Joint Preliminary Proxy outright fails to disclose:
(a)	the relative strengths and/or weaknesses of any potential claim by J&J under the Remicade Agreement;

(b)	the process, if any, by which Schering negotiated or agreed to the no-shop provision in the Merger Agreement, and the Board’s reasons for agreeing to the no-shop provision;

(c)	the process, if any, by which Schering negotiated or agreed to the matching rights provision in the Merger Agreement, and the Board’s reasons for agreeing to the matching rights provision;

(d)	the reasons why the Board decided not to remain a standalone entity; and

(e)	the reasons why the Company did not contact other potential suitors besides Company X.
COUNT ONE
(Breach Of Fiduciary Duty)
     96. Plaintiff repeats and realleges each and every allegation above as if set forth herein.
     97. The Individual Defendants as directors and/or officers of the Company owe Plaintiff and the Class the utmost fiduciary duties of due care, good faith, fair dealing, loyalty and candor to the public shareholders of Schering-Plough and have violated their fiduciary duties by, inter alia, entering into the Proposed Transaction without regard to the fairness of the transaction to Schering-Plough shareholders.
     98. Moreover, the Individual Defendants have placed their personal interests ahead of the interests of the shareholders. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of Plaintiff and other members of the Class.
     99. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of care, loyalty, and candor owed to the shareholders of Schering-Plough because, among other reasons, they: (i) failed to properly value Schering-Plough and its assets and operations; (ii) failed to take steps to maximize the value of Schering-Plough to its public shareholders; (iii) avoided any competitive bidding that may have maximized the value of the Company for shareholders; (iv) agreed to punitive deal protections measures, including a “no-shop provision” and a prohibitive $1.25 billion termination fee, which hinders any potential competing bid that may surpass Merck’s offer; and (v) failed to pursue other potential merger partners or alternative transactions.
     100. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties of loyalty, good faith and due care to Plaintiff and the other members of the Class, have failed to adequately inform themselves about the true value of the Company and, by agreeing to the merger with Merck, will unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Schering-Plough absent intervention of this Court.
     101. If the transaction is consummated, Schering-Plough shareholders will be deprived of the opportunity for substantial gains which the Company may realize.
     102. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other Schering-Plough public stockholders.
     103. As a result of the actions of Defendants, Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Schering-Plough’s assets and businesses and will be prevented from obtaining appropriate consideration for their shares of Schering-Plough common stock.
     104. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the other members of the Class, and may consummate the Proposed Transaction which will exclude the Class from its fair proportionate share of

Schering-Plough’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class.
     105. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.
     106. As a direct and proximate result of the Board’s breach of their fiduciary duties as set forth herein, Plaintiff and the Class have and will continue to sustain damages.
     WHEREFORE, Plaintiff and the Class demand judgment for:
a.	compensatory damages;

b.	preliminary and permanent injunctive relief enjoining the Proposed Transaction and the dissemination of the materially misleading Proxy;

c.	pre and post-judgment interest;

d.	cost of suit;

e.	reasonable attorney’s fees; and

f.	such other relief as the court deems equitable and just.
COUNT TWO
(Breach Of The Duty Of Candor)
     107. Plaintiff repeats and realleges each and every allegation above as if set forth herein.
     108. The Individual Defendants are bound by their fiduciary duties to the Class to provide the Class with all information material to the Class members’ decision on whether to vote to accept the Proposed Transaction or not.
     109. As set forth above, the Joint Preliminary Proxy is woefully deficient, contains numerous materially incomplete and misleading disclosures, and omits crucial information necessary for Class members to make an informed decision regarding the adequacy of the consideration offered in the Proposed Transaction, including, inter alia, important details regarding the process by which the Schering Board considered and approved the Proposed Transaction, the information considered by the Schering Board and its financial advisors regarding the valuation of Schering and Merck, the information provided to Merck and its financial advisors regarding the valuation and business prospects of Schering, and other material information as set forth above in Paragraphs 82-100.
     110. Plaintiff and the Class have no adequate remedy at law.
     WHEREFORE, Plaintiff and the Class demand judgment for:
a.	compensatory damages;

b.	preliminary and permanent injunctive relief enjoining the Proposed Transaction and the dissemination of the materially misleading Proxy;

c.	pre and post judgment interest;

d.	cost of suit;

e.	reasonable attorney’s fees; and

f.	such other relief as the court deems equitable and just.
COUNT THREE
(Injunctive Relief)
     111. Plaintiff repeats and realleges each and every allegation above as if set forth herein.
     112. For the reasons set forth above, the Joint Preliminary Proxy is false and/or misleading in a number of material respects. If the Joint Preliminary Proxy is disseminated to shareholders, Schering shareholders cannot make a properly and fully informed decision as to whether the proposed transaction is in their best interests. Thus, any vote taken through the use of the Joint Preliminary Proxy would be void.
     113. In addition, when mergers such as those proposed here are consummated, the combined corporations combine and integrate their businesses into a new whole. As a result, Plaintiff and the other shareholders will suffer irreparable harm which cannot be compensated by money damages.
     114. As a result of the foregoing, Plaintiffs are entitled to injunctive relief enjoining the Proposed Transaction.
     WHEREFORE, the Plaintiff, on behalf of itself and the Class, demand judgment and preliminary and permanent relief, including injunctive relief, in its favor and in favor of the Class and against the Defendants as follows:
     1. Declaring that this action is properly maintainable as a class action and certifying Plaintiff as the representative of the Class;
     2. Declaring that defendants have breached and are breaching their fiduciary and other duties to Plaintiff and other members of the Class;
     3. Declaring that the proposal is a legal nullity;
     4. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction;
     5. Ordering the Defendants to accurately ascertain Schering-Plough’s value through open bidding or at least a “market check mechanism”;

     6. Requiring Defendants to correct the material deficiencies in the Joint Preliminary Proxy before proceeding with any vote of Schering stockholders with respect to the Proposed Transaction;
     7. In the event that the proposed transaction is consummated, rescinding it and setting it aside;
     8. Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law, arising from the proposed transaction;
     9. Awarding Plaintiff its costs and disbursements and reasonable allowances for fees of Plaintiff’s counsel and experts and reimbursement of expenses; and
     10. Granting Plaintiff and the Class such other and further relief as the Court may deem just and proper.

CARELLA, BYRNE, BAIN, GILFILLAN, CECCHI, STEWART & OLSTEIN, P.C.
By:	/s/ James E. Cecchi
JAMES E. CECCHI

Dated: June 3, 2009

Stephen A. Weiss, Esq.	Jay W. Eisenhofer, Esq.
SEEGER WEISS LLP	GRANT & EISENHOFER P.A.
One William Street	485 Lexington Avenue
New York, NY 10004	New York, NY 10017
(212) 584-0700	(646) 722-8500

DEMAND FOR TRIAL BY JURY
     Counsel for Plaintiffs hereby demand a trial by jury for all issues so triable.

CARELLA, BYRNE, BAIN, GILFILLAN,
CECCHI, STEWART & OLSTEIN, P.C.
Interim Lead Counsel and Attorneys for Plaintiff
CITY OF EDINBURGH COUNCIL AS
ADMINISTERING AUTHORITY FOR THE
LOTHIAN PENSION FUND and DAVID
HUSARSKY

By:	/s/ James E. Cecchi
JAMES E. CECCHI

Dated: June 3, 2009
OF COUNSEL:

Stephen A. Weiss, Esq.	Jay W. Eisenhofer, Esq.
SEEGER WEISS LLP	GRANT & EISENHOFER P.A.
One William Street	485 Lexington Avenue
New York, NY 10004	New York, NY 10017
(212) 584-0700	(646) 722-8500

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